FEE AGREEMENT

This Agreement by and between Sentinel Asset Management, Inc., a Vermont corporation, located at One National Life Drive, Montpelier, VT 05604, and its affiliates (“Sentinel”) and Sentinel Group Funds, Inc., a Maryland corporation, located at One National Life Drive, Montpelier, VT 05604, on behalf of the Sentinel Growth Leaders Fund (“Fund”) is dated as of March 28, 2008.

WHEREAS, Sentinel agreed to waive fees and/or reimburse expenses to cap total annual fund operating expenses of the Class A shares of the Fund for a limited period of time.

NOW THEREFORE, for good and valuable consideration, Sentinel and the Funds agree as follows:

1. Sentinel shall waive fees and/or reimburse expenses so that the total annual expenses of the Class A shares of the Fund shall not exceed 1.45% from March 28, 2008 through March 28, 2009.

2. The other shares of the Funds shall also benefit from this Agreement to the extent Sentinel waives its advisory fees to meet its commitment under this Agreement.

3. This Agreement may not be terminated prior to March 28, 2009 and Sentinel shall not be eligible to recoup any fees waived or expenses reimbursed under this Agreement.

The parties have executed this Amendment to the Agreement effective as of the date first set forth above.

SENTINEL GROUP FUNDS, INC. ___/s/ Christian W. Thwaites_______ Christian W. Thwaites President & CEO

SENTINEL ASSET MANAGEMENT, INC.

____s/ Christian W. Thwaites______
Christian W. Thwaites President & CEO